EXHIBIT 99.1

Kristine D. Price Joins Community West Bank as Chief Credit Officer

GOLETA, Calif., June 25, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today announced that Kristine D. Price will join Community West Bank as Executive Vice President and Chief Credit Officer (CCO), effective July 31, 2014. As CCO, she will be responsible for the overall credit quality of the Bank's loan portfolio.

"Kristine has built a distinguished career as a disciplined lender responsible for the oversight and administration of credit activities. She is known for developing a strong credit culture that enables organizations to grow assets and expand market positioning," stated Martin Plourd, President and CEO. "As a veteran of one of the larger regional banks in our market, Kristine has the skill and leadership in credit administration to enable Community West Bank to grow with confidence."

Price, with over 30 years in banking, formerly worked for a successful $10 billion publicly traded regional bank, including the role of Chief Credit Officer at two of the corporation's subsidiaries. During her tenure she was a member of both the holding company and the bank level executive teams. Ms. Price earned her Bachelors of Arts with Honors in Economics from San Diego State University and graduated from the University of Washington's Pacific Coast Banking School. She is a past Director of the national RMA organization and served on the organization's Community Bank Council. She is currently the Treasurer of the Los Angeles Chapter.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Martin E. Plourd
         President/CEO
         805.692.4382
         www.communitywestbank.com